American High-Income Municipal Bond Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$65,524
Class B	$2,438
Class C	$3,470
Class F	$4,496
Total	$75,928
Class R-5	$999
Total	$76,927

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$.6879
Class B	$.5776
Class C	$.5701
Class F	$.6828
Class R-5	$.7200

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	102,336
Class B	4,197
Class C	6,488
Class F	7,784
Total	120,805
Class R-5	1,408
Total	122,213

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.60
Class B	$15.60
Class C	$15.60
Class F	$15.60
Class R-5	$15.60